EXHIBIT 23.9

CONSENT OF CITIGROUP GLOBAL MARKETS LIMITED

The Board of Directors
Terra Networks, S.A.
Via Dos Castillas 33, Atica, Ed. 1
28224 - Pozuelo de Alarcon (Madrid)
Spain

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated February 23, 2005, as Annex B-3 to, and to the reference thereto under the caption “Part One – Summary – Opinions of Financial Advisors”, “Part Three – The Merger – Background of the Merger” and “Part Three – The Merger – Summary of Opinion of Citigroup Global Markets Limited”, in the joint information statement/prospectus relating to the proposed merger involving Terra Networks, S.A. and Telefónica, S.A., which joint information statement/prospectus forms a part of the Registration Statement on Form F-4 of Telefónica, S.A. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

By	/s/ Alberto Ibañez

Alberto Ibañez

CITIGROUP GLOBAL MARKETS LIMITED

Date: April 8, 2005